Exhibit 12.2

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


                                               Hospitality Properties Trust


                  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Distributions
                                           (in thousands, except ratio amounts)





                                                   Nine Months Ended
                                                     September 30,                     Year Ended December 31,
                                               --------------------------      ------------------------------------------
                                                  2001           2000             2000           1999           1998
                                               ------------    ----------      -----------    -----------     -----------

Net income                                       $ 94,790       $ 90,279        $126,271        $111,929        $ 87,982
Fixed charges                                      31,248         27,700          37,682          37,352          21,751
                                                 --------       --------        --------        --------        --------
Adjusted Earnings                                $126,038       $117,979        $163,953        $149,281        $109,733
                                                 ========       ========        ========        ========        ========


Fixed Charges and Preferred
Distributions:
     Interest on indebtedness and
     amortization of deferred
     finance costs                               $ 31,248       $ 27,700        $ 37,682        $ 37,352        $ 21,751
     Preferred distributions                        5,344          5,344           7,125           5,106              --
                                                 --------       --------        --------        --------        --------

Combined Fixed Charges and
Preferred Distributions                          $ 36,592       $ 33,044        $ 44,807        $ 42,458        $ 21,751
                                                 ========       ========        ========        ========        ========

Ratio of Earnings to Combined Fixed
Charges and Preferred
Distributions                                       3.44x          3.57x           3.66x           3.52x           5.04x
                                                 ========       ========        ========        ========        ========


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